Exhibit 10.1

January 14, 2010

Suzanne Murray

[address]

[address]

Dear Suzanne:

On behalf of The First Marblehead Corporation (the “Company”), I am very pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer.

Employment. You will be employed, effective March 1, 2010, to serve on a full-time basis in the position of Senior Counsel, Corporate Law, reporting to Greg Woods, Managing Director & General Counsel. As Senior Counsel, you will be responsible for providing legal support to the Company in connection with past and future capital markets transactions; securities laws and periodic reporting pursant to the Securities Exchange Act of 1934; corporate governance matters; and mergers and acquisition transactions. In addition, you will be responsible for other duties as may from time to time be assigned to you by the Company.

Exclusivity. In return for the compensation payments set forth in this letter, you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities without prior approval from the Company.

Compensation. Your annualized base rate of compensation will be $250,000, less all applicable federal, state and local taxes and withholdings, to be paid in semi-monthly installments in accordance with the Company’s standard payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

Bonus. In addition to your base compensation, you may be eligible for an annual discretionary bonus award up to 50% of your base salary.

800 BOYLSTON STREET • 34TH FLOOR • BOSTON, MASSACHUSETTS 02199 • TEL: 617.638.2000

The bonus award, if any, will be based on both individual and the Company’s performance, and shall be determined by the Company in its sole discretion. Per the terms of the plan you must be an active employee of the Company on the date the bonus is distributed in order to be eligible for a bonus award because it also serves as an incentive to remain employed by the Company.

Benefits. You shall be eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. Such benefits may include participation in group medical and dental insurance programs, term life insurance, long-term disability insurance, paid time off and participation in a 401 (k) plan. The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice. Enclosed is a comprehensive benefits summary.

Vacation. In addition to the benefits listed above, you will be eligible for an additional week of vacation each calendar year to bring your total to four weeks.

At-Will Employment. If you accept the Company’s offer of employment, your employment with the Company will be on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Managing Director, Human Resources which expressly states the intention to modify the at-will nature of your employment.

Invention, Non-Disclosure, Non-Solicitation and Non-Compete Agreement. As a condition of your employment, you will be required to execute the Company’s Invention, Non-Disclosure, Non-Solicitation and Non-Compete Agreement, a copy of which is enclosed with this letter.

800 BOYLSTON STREET • 34TH FLOOR • BOSTON, MASSACHUSETTS 02199 • TEL: 617.638.2000

Proof of Legal Right to Work. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

Background and Reference Checks. The Company’s offer of at-will employment is contingent upon your authorization and successful completion of background and reference checks. You will be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

Company Policies and Procedures. As an employee of the Company, you will be required to comply with ail Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. Please note that this offer letter is your formal offer of employment and supersedes any and all prior or simultaneous contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by Massachusetts law.

800 BOYLSTON STREET • 34TH FLOOR • BOSTON, MASSACHUSETTS 02199 • TEL: 617.638.2000

If this letter correctly sets forth the initial terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below along with the enclosed forms, and return them to me in the attached envelope. If you do not accept this offer by January 14, 2010, this offer will be revoked.

The First Marblehead Corporation
/s/ Jo-Ann Burnham
By:	Jo-Ann Burnham
Managing Director, Human Resources

800 BOYLSTON STREET • 34TH FLOOR • BOSTON, MASSACHUSETTS 02199 • TEL: 617.638.2000

The foregoing correctly sets forth the terms of my at-will employment by The First Marblehead Corporation.

/s/ Suzanne Murray	January 14, 2010
Name: Suzanne Murray	Date

Enclosures:      Invention, Non-Disclosure, Non-Solicitation and Non-Compete Agreement

Application for Employment

Equal Opportunity Information

Background Check Authorization

2010 W-4

Form I-9

Direct Deposit Authorization

2010 Benefits Overview & Enrollment Instructions

800 BOYLSTON STREET • 34TH FLOOR • BOSTON, MASSACHUSETTS 02199 • TEL: 617.638.2000

[On First Marblehead Letterhead]

July 2, 2014

Suzanne Murray

[address]

[address]

Dear Suzanne:

Reference is made to that certain letter agreement dated January 14, 2010, (the “Offer Letter”) between The First Marblehead Corporation (“First Marblehead”) and you. This letter sets forth certain additional provisions relating to your employment with First Marblehead, which provisions supplement the terms of the Offer Letter.

In consideration for your continued service to First Marblehead, First Marblehead agrees as follows:

•	In the event that your employment is terminated by First Marblehead for a reason other than “Cause” (as defined below), subject to the execution and non-revocation (if applicable) by you of a separation agreement (including a waiver and general release of claims) acceptable to First Marblehead (the “Release”) within 60 days following your termination of employment, First Marblehead will provide you with the Severance Benefits (as defined below).

•	The Severance Benefits will begin on the first payroll period after the Release becomes binding; provided that if the 60th day following your termination date occurs in the calendar year following your termination, then the Severance Benefits will commence no earlier than the first payroll period that is after January 1 of such subsequent calendar year (the “Payment Start Date”).

•	The payment of any severance amounts pursuant to this Offer Letter shall be subject to the terms and conditions set forth in Appendix A.

•	Any cash bonus under First Marblehead’s discretionary incentive bonus plan(s) will be paid to you no later than March 15th of the calendar year following the calendar year in which such cash bonus was earned, provided that First Marblehead determines that you are eligible for any such bonus.

For purposes of the foregoing:

•	The term “First Marblehead” shall include The First Marblehead Corporation and any successor thereto.

•	The term “Cause” shall mean, as determined by First Marblehead in its sole discretion, (i) unsatisfactory job performance, (ii) any act of willful misconduct, fraud, gross negligence, disobedience or dishonesty on your part, or (iii) your conviction of a felony involving moral turpitude. A finding of Cause by First Marblehead shall be final and binding.

•	The term “Severance Benefits” shall mean (i) severance pay in the form of continuation of your then-current base salary, in accordance with First Marblehead’s normal payroll procedures, and less all lawful deductions, for the six month period commencing on the Payment Start Date (the “Severance Period”), and (ii) payment on your behalf during the Severance Period of the share of the premiums then paid by First Marblehead for group medical insurance for active and similarly situated employees who receive the same type of coverage, provided you are eligible for and properly elect to continue group medical insurance coverage pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. and provided further that you timely pay the remaining portion of the COBRA premium.

Except as modified by this letter, all other terms and conditions of your Offer Letter shall remain in full force and effect. In particular, your employment with First Marblehead remains at-will, meaning that either you or First Marblehead may terminate the employment relationship at any time, for any reason or no reason, with or without Cause and with or without notice.

You acknowledge and agree that First Marblehead’s obligations under this letter agreement may be subject to regulatory review and approval and will be binding on First Marblehead only to the extent that all required regulatory approvals have been received and remain in effect. Notwithstanding anything to the contrary in this letter, any payment of benefits to you pursuant to this letter agreement is and shall be subject to and conditioned upon prior compliance with all applicable regulatory provisions and requirements, including any applicable prior approval requirements of the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Office of the Comptroller of the Currency.

Please acknowledge your acceptance of the foregoing by signing in the space provided below and returning the signed letter to me.

Very truly yours,

/s/ Daniel M. Meyers

Daniel M. Meyers
Chairman and CEO

AKNOWLEDGED AND AGREED

/s/ Suzanne Murray
Suzanne Murray

Appendix A

Compliance with Section 409A

Subject to the provisions in this Appendix A, any severance payments or benefits under your offer letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under your offer letter.

1. It is intended that each installment of the severance payments and benefits provided under your offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

2. If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in your offer letter.

3. If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

a. Each installment of the severance payments and benefits due under your offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

b. Each installment of the severance payments and benefits due under your offer letter that is not described in paragraph 3(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

4. The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph 4, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

5. All reimbursements and in-kind benefits provided under your offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in your offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

6. Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments and benefits provided in your offer letter that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.